Exhibit 99.1

Capitala Group Announces Significant Realization in its Credit Strategy

Total Realized Gain of $32.0 Million on Sale of Nth Degree Inc.

CHARLOTTE, NC, December 12, 2019 – (Globe Newswire) -- Capitala Group (“Capitala”), a provider of capital to lower middle market companies, announced today the sale of its portfolio company, Nth Degree, Inc., (“Nth Degree”) to MSouth Equity Partners. On December 3, 2019, Capitala Group and affiliates received $9.1 million for full repayment of senior secured debt and received total consideration of $36.7 million for its equity investment, resulting in a realized gain of $32.0 million. Over the course of the investment period, Capitala Group and affiliates received total consideration of $39.3 million for its equity investment of which $30.8 million has been realized. This represents a total equity multiple on invested capital of 13.1x.

As part of the December 3, 2019 sale, Capitala Group’s BDC, Capitala Finance Corp., (the “Company”)(Nasdaq: CPTA) received $7.3 million for full repayment of its senior secured debt and received total consideration of $29.4 million for its equity investment, resulting in a realized gain of $25.9 million. As part of the total consideration, Capitala Finance Corp. received $6.1 million in rollover equity in the successor entity to Nth Degree.

“Since 2015, Capitala has supported Nth Degree during a period of extraordinary growth. The outstanding performance of this investment is a credit to the strong management team at Nth Degree that was able to successfully drive operational improvements, execute and integrate an acquisition and strategically position Nth Degree for future success,” said Randall Fontes, Managing Director of Capitala. “We look forward to continuing our partnership with the entire Nth Degree management team and MSouth Equity Partners.”

Nth Degree, headquartered in Duluth, GA, is a market-leading provider of exhibit management services and event services to clients across the globe. Capitala Group acquired Nth Degree in partnership with Gladstone Investment Corp (Nasdaq: GAIN) and management in December of 2015 and provided necessary capital and insights to advance Nth Degree to the next phase of growth.

About Capitala Finance Corp.
Capitala Finance Corp. is a business development company that invests primarily in first and second lien loans, subordinated debt and, to a lesser extent, equity securities issued by lower middle market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala Finance Corp., or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group:

Capitala Group is a $3.0 billion asset management firm that has been providing capital to lower middle market companies through its credit, growth, and equity investment strategies throughout North America for twenty years. Since its inception in 1998, Capitala has invested in over 150 companies and seeks to partner with strong management teams to create value and generate superior risk-adjusted returns for its individual and institutional investors. For more information, definition and details visit Capitala Group’s website at www.capitalagroup.com.

Contacts:

Steve Arnall

CFO | COO
sarnall@capitalagroup.com

Katina Cole Jakubowski
Director of Marketing
kjakubowski@capitalagroup.com

SOURCE: Capitala Finance Corp.